For the period ending 5/31/99                                     Series No. 1
File Number 811-4019


Sub-Item  77D:  Policies with respect to security investments
-------------------------------------------------------------

On July 15, 1999, the Cornerstone Strategy Fund's asset allocation investment categories and target ranges will be revised in accordance with action taken by the Board of Trustees at its meeting on May 6, 1999. The new investment categories and percentage target ranges are as follows:

                                               Percentage Target Range
                                                    of Net Assets
       Investment Category                       Old             New
       -------------------                       ---             ---

       Basic Value Stocks                       22-28%              0%
       U.S. Stocks                                  0%          25-55%
       International Stocks                     22-28%          25-35%
       U.S. Government Securities               22-28%          15-30%
       Real Estate Securities                   22-28%           5-20%
       Gold Securities                           0-10%           0-10%

The Fund's portfolio will be adjusted to the new target ranges at any time within 45 days after July 15, 1999. The 45-day period to adjust the portfolio is intended to minimize portfolio disruption and permit the Fund to purchase and sell securities at the most advantageous prices.

The "Basic Value Stocks" category of investments has been replaced by the new "U.S. Stocks" category and will continue to be managed by R. David Ullom.